UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CLEAR CHANNEL COMMUNICATIONS, INC.
200 EAST BASSE ROAD
SAN ANTONIO, TEXAS 78209
SUPPLEMENT NO. 2 TO PROXY STATEMENT
NEW PER SHARE CASH MERGER CONSIDERATION OF $39.00
DATE OF RESCHEDULED SPECIAL MEETING OF SHAREHOLDERS: MAY 8, 2007
YOUR VOTE IS VERY IMPORTANT
April 24, 2007
Dear Shareholders:
          On or about February 1, 2007, we mailed to you a proxy statement, and on or about March 30, 2007 we mailed to you a supplement to the proxy statement ( “supplement No. 1 to proxy statement”), each relating to a special meeting of shareholders of Clear Channel Communications, Inc., a Texas corporation (the “Company”), for the purpose of voting on a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2006, among the Company, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), B Triple Crown Finco, LLC, a Delaware limited liability company, and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for the recapitalization of the Company by the merger of the Merger Sub with and into the Company, with the Company being the surviving corporation. The Fincos were formed by private equity funds sponsored by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC (together, the “Sponsors”).
          On April 18, 2007, the parties amended the original merger agreement to provide for, among other things, an increase of $1.40 in cash per share over the $37.60 in cash per share provided for in the original merger agreement, such that upon completion of the merger, each share of common stock of the Company, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (iii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation, will be converted into the right to receive $39.00 in cash, without interest and less any applicable withholding tax. You may also receive additional per share consideration under certain circumstances if the merger is consummated after January 1, 2008.
          The original merger agreement as so amended is referred to in the accompanying supplement No. 2 to proxy statement as the “amended merger agreement.” The amendment to the original merger agreement is attached to the accompanying supplement No. 2 to proxy statement as Annex A.
          After careful consideration, the Company’s board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations) has determined that the amended merger agreement is advisable, fair to and in the best interests of the unaffiliated shareholders of the Company, that the Company enter into the amendment to the original merger agreement, and consummate the merger on the terms and conditions of the amended merger agreement. The Company’s board of directors (other than those directors who recused themselves from the deliberations) unanimously recommends that you vote “FOR” the adoption of the amended merger agreement.
          The Company’s board of directors has rescheduled the special meeting of shareholders to Tuesday, May 8, 2007, at 9:00 a.m., local time, to allow shareholders time to consider the increase in merger consideration. The record date for the meeting has not changed. The special meeting will be held at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205. Only shareholders of record at 5:00 p.m. Central Daylight Saving Time on March 23, 2007 are entitled to vote at the special meeting.

          Please note that the proxy cards that accompanied the original proxy statement mailed to our shareholders with the notice of meeting dated January 29, 2007 and the supplement No. 1 to proxy statement remain valid. If you previously submitted a validly executed proxy card for the Special Meeting, which proxy has not been subsequently revoked, and you were a holder of record as of 5:00 p.m. Central Daylight Saving Time on March 23, 2007, your vote will be recorded as indicated on your proxy card or if you signed and dated your proxy card but did not indicate how you wished to vote, your proxy will be voted in favor of the adoption of the amended merger agreement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which voting options are available and the procedures to be followed. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3427.
          Your vote is very important regardless of the number of shares you own. The merger cannot be completed unless holders of two-thirds of the outstanding shares entitled to vote at the special meeting vote for the adoption of the amended merger agreement.
          Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.
          The enclosed supplement No. 2 to proxy statement contains additional information about the amended merger agreement. We urge you to read the enclosed supplement No. 2 to proxy statement carefully and in its entirety. We also encourage you, if you have not done so already, to read the proxy statement dated January 29, 2007, as well as supplement No. 1 to proxy statement, dated March 28, 2007.
          Thank you for your support and we look forward to seeing you on May 8, 2007.

Sincerely,

Mark P. Mays
Chief Executive Officer
          Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.
          This supplement No. 2 to proxy statement is dated April 24, 2007 and is first being mailed to shareholders on or about April 26, 2007.

SUPPLEMENT NO. 2 TO PROXY STATEMENT
INTRODUCTION
          The information provided in the proxy statement dated January 29, 2007, previously mailed to our shareholders on or about February 1, 2007, and the first supplement to proxy statement dated March 28, 2007 (“supplement No. 1 to proxy statement”), previously mailed to our shareholders on or about March 30, 2007, which we refer to collectively in this supplement No. 2 to proxy statement as the “proxy statement”, continues to apply, except as described in this supplement No. 2 to proxy statement, which we refer to as this “supplement”. To the extent information in this supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this supplement is the more current information. If you need another copy of the proxy statement, please call our proxy solicitor, Innisfree M&A Incorporated, at 877-456-3427 (toll-free). The proxy statement may also be found on the Internet at http://www.sec.gov. See “Where You Can Find More Information” beginning on page S-26 of this supplement.
UPDATE TO THE SUMMARY TERM SHEET
          This updated summary term sheet, together with the updated question and answer section, highlights important information discussed in more detail elsewhere in this supplement and in the proxy statement about the proposed merger. This updated summary term sheet does not contain all of the information you should consider before voting on the amended merger agreement and the merger. To understand the merger more fully, you are urged to read carefully this entire supplement and all of its annexes, including the amendment to the original merger agreement, a copy of which is attached as Annex A to this supplement, the proxy statement and all of its annexes and all information incorporated by reference before voting on whether to approve the amended merger agreement and the merger. The amended merger agreement is the legal document that governs the merger.
          References in this supplement to “the Company,” “Clear Channel,” “we,” “our,” and “us” mean, unless the context indicates otherwise, Clear Channel Communications, Inc. and its consolidated subsidiaries; all references to “Merger Sub” refer to BT Triple Crown Merger Co., Inc.; all references to “the Fincos” refer to B Triple Crown Finco, LLC and T Triple Crown Finco, LLC; all references to “the Sponsors” refer to private equity funds sponsored by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC; all references to “original merger agreement” refer to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC and T Triple Crown Finco, LLC; all references to “merger agreement” or “amended merger agreement” refer to the Agreement and Plan of Merger, dated as of November 16, 2006, as amended by that certain Amendment No. 1, dated as of April 18, 2007, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC and T Triple Crown Finco, LLC; all references to the “merger” refer to the merger of Merger Sub with and into the Company pursuant to the amended merger agreement.
Amendment to Original Merger Agreement
          On April 18, 2007, we together with Merger Sub and the Fincos, amended the original merger agreement to provide for an increase of $1.40 in cash per share of Company common stock over the $37.60 price per share of Company common stock provided for in the original merger agreement, such that upon completion of the merger, each issued and outstanding share of Company common stock, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (iii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation, will be converted into the right to receive $39.00 in cash, without interest, and less any applicable withholding tax. You may also receive additional per share consideration under certain circumstances if the merger is consummated after January 1, 2008.
          The original merger agreement has also been amended to provide that the Company will pay the Fincos a termination fee of $200 million, but only if the $500 million termination fee that is payable under certain circumstances, described in the section entitled “The Merger Agreement – Termination Fees” beginning on page 83 of the proxy statement, is not otherwise payable, if the amended merger agreement is terminated (A) by the Fincos or the Company because a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable, (B) by the Fincos or the Company because the Company’s shareholders do not adopt the merger agreement at the special meeting or any adjournment of the special meeting or (C) by the Fincos because the Company materially breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied by the Termination Date (as defined in the proxy statement under the caption “The Merger Agreement — Termination” on page 83) and such breach has not been cured within 30 days following delivery of written notice by the Fincos, and within twelve (12) months after such termination (i) the Company or any of its subsidiaries consummates a Contacted Party Proposal (as defined below under “Amendment to the Merger Agreement”), (ii) the Company or any of its subsidiaries enters into a definitive agreement with respect to a Contacted Party Proposal, or (iii) one or more Contacted Parties (as defined below under “Amendment to the Merger Agreement”) or a Qualified Group (as defined below under “Amendment to the Merger Agreement”) commences a tender offer with respect to a Contacted Party Proposal, and, in the case of each of clause (ii) and (iii) above, subsequently consummates (whether during or after such twelve (12) month period) such Contacted Party Proposal.
          The original merger agreement has also been amended to provide additional representations and warranties and covenants of the parties in connection with the execution of the amendment.
Shareholder Vote Required to Approve the Merger
          You are being asked to consider and vote upon a proposal to approve and adopt the amended merger agreement and the merger contemplated by the amended merger agreement. Approval and adoption of the amended merger agreement and the merger require the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote. Abstentions and broker non-votes will have the effect of a vote against the merger. On the record date, March 23, 2007, there were 493,902,969 shares of our common stock outstanding and entitled to be voted at the special meeting. See “Update to the Special Meeting” beginning on page S-8.
Recommendation of the Board of Directors
          Our board of directors has approved the amended merger agreement and the merger and unanimously (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations) recommends that you vote “FOR” the approval and adoption of the amended merger agreement and the merger and “FOR” the approval of any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the amended merger agreement and the merger if there are not sufficient votes for approval and adoption of the amended merger agreement and the merger at the special meeting.
Interests of the Company’s Directors and Executive Officers in the Merger
          In considering the recommendation of the board of directors with respect to the amended merger agreement and the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of these interests and considered them, among other matters, in approving the amended merger agreement and the merger. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page S-13.
Financing
Equity Financing
          In connection with the amendment of the original merger agreement, the Fincos received new equity commitment letters from each of the Sponsors which superseded and replaced the commitment letters that were obtained at the time of the execution of the original merger agreement, pursuant to which, subject to the conditions contained therein, the Sponsors have collectively agreed to make or cause to be made a cash capital contribution to the Fincos of up to $3.44 billion, which, subject to certain conditions, each of the Sponsors may assign to other investors.
Debt Financing
          In connection with the amendment of the original merger agreement, the Fincos have obtained new commitments to provide up $22.125 billion in aggregate debt financing, consisting of (i) senior secured credit facilities in an aggregate principal amount of $18.525 billion (of which up to $15.400 billion will be available at closing for purposes of financing the merger and related transactions), (ii) a receivables-backed revolving credit facility with a maximum availability of $1.0 billion, and (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $2.6 billion to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the merger and the payment of fees and expenses in connection with the merger, refinancing, financing and related transactions and, after the closing date of the merger, to provide for ongoing working capital, refinance other debt and general corporate purposes.
          The new debt financing commitments, consistent with the original debt financing commitments, are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor”). The new debt financing commitments do not, and the original debt commitments did not, require or contemplate any changes to the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor, the provisions of which are described in Clear Channel Outdoor’s SEC filings. The consummation of the merger will not permit Clear Channel Outdoor to terminate these arrangements and the Company may continue to use the cash flows of Clear Channel Outdoor for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor, which may include making payments on the new debt.
          Under the amended merger agreement, the New Debt Commitment Letter (as defined below under “Update to Financing — Debt Financing”) may be amended, restated or otherwise modified or superseded to add lenders and arrangers, increase the amount of debt, replace or modify the facilities or otherwise replace or modify the New Debt Commitment Letter in a manner not less beneficial in the aggregate to Merger Sub and the Fincos, except that any new debt financing commitments shall not (i) adversely amend the conditions to the debt financing set forth in the Debt Commitment Letter in any material respect, (ii) reasonably be expected to delay or prevent the closing of the merger, or (iii) reduce the aggregate amount of debt financing available for closing unless replaced with new equity or debt financing. The New Debt Commitment Letter amended and restated the Original Debt Commitment Letter (as defined below under “Update to Financing — Debt Financing”)
Opinion of the Company’s Financial Advisor
          Goldman Sachs delivered its oral opinion to our board of directors, which was subsequently confirmed in its written opinion dated April 18, 2007, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the $39.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than shares or other equity securities of the Company which may be converted into equity securities of the surviving corporation, or an affiliate of the surviving corporation, in lieu of receiving the applicable portion of the merger consideration, referred to herein as the “Rollover Shares”) pursuant to the amended merger agreement was fair from a financial point of view to such holders.
          The full text of the written opinion of Goldman Sachs, dated April 18, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this supplement. We encourage you to read the Goldman Sachs opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the amended merger agreement or the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $49 million, the principal portion of which is payable upon consummation of the merger. See “Opinion of Company’s Financial Advisors” beginning on page S-16.

UPDATE TO THE QUESTIONS AND ANSWERS
ABOUT THE SPECIAL MEETING AND THE MERGER
          The following section provides brief answers to some of the more likely questions raised in connection with the amendment to the original merger agreement, the rescheduled special meeting and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and proxy statement carefully, including the information incorporated by reference and the annexes.
Q:	Why are you sending me this supplement?

A:	We are sending you this supplement because on April 18, 2007, we, Merger Sub and the Fincos amended the original merger agreement to provide for, among other things, an increase of $1.40 in cash per share over the $37.60 in cash per share provided for in the original merger agreement. This supplement provides information about the changes to the transaction and updates the proxy statement which was previously mailed to you on or about February 1, 2007 and supplement No. 1 to proxy statement previously mailed to you on or about March 30, 2007.

Q:	What are the significant amendments to the original merger agreement?

A:	The original merger agreement was amended to increase the merger consideration to be paid to our shareholders to $39.00 in cash per share of our common stock, without interest and less any applicable withholding tax, from $37.60 per share of our common stock. In addition, if the merger occurs after January 1, 2008, you will also receive an additional amount equal to the lesser of:
•	the pro rata portion, based upon the number of days elapsed since January 1, 2008, of $39.00 multiplied by 8% per annum per share, or

•	an amount equal to (a) the Operating Cash Flow (as defined under “The Merger Agreement — Treatment of Common Stock and Other Securities” beginning on page 67 of the proxy statement) for the Company and its subsidiaries for the period from and including January 1, 2008 through and including the last day of the last month preceding the Closing Date for which financial statements are available at least ten (10) calendar days prior to the Closing Date less dividends paid or declared with respect to the foregoing period and amounts committed or paid to purchase equity interests in the Company or derivatives thereof with respect to that period (but only to the extent that those dividends or amounts are not deducted from the Operating Cash Flow for the Company and its subsidiaries for any prior period) divided by (b) the sum of the number of outstanding shares of Company common stock (including outstanding restricted shares) plus the number of shares of Company common stock issuable pursuant to convertible securities of the Company outstanding at the Closing Date with exercise prices less than $39.00.
The total amount paid per share of Company common stock is referred to in this supplement as the “Merger Consideration.”
The original merger agreement has also been amended to provide that the Company will pay the Fincos a termination fee of $200 million, but only if the $500 million termination fee that is payable under certain circumstances, described in the section entitled “The Merger Agreement – Termination Fees” beginning on page 83 of the proxy statement, is not otherwise payable, if the amended merger agreement is terminated (A) by the Fincos or the Company because a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable, (B) by the Fincos or the Company because the Company’s shareholders do not adopt the merger agreement at the special meeting or any adjournment of the special meeting or (C) by the Fincos because the Company materially breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied by the Termination Date (as defined in the proxy statement under the caption “The Merger Agreement — Termination” on page 83) and such breach has not been cured within 30 days following delivery of written notice by the Fincos, and within twelve (12) months after such termination (i) the Company or any of its subsidiaries consummates a Contacted Party Proposal (as defined below under “Amendment to the Merger Agreement”), (ii) the Company or any of its subsidiaries enters into a definitive agreement with respect to a Contacted Party Proposal, or (iii) one or more Contacted Parties (as defined below under “Amendment to the Merger Agreement”) or a Qualified Group (as defined below under “Amendment to the Merger Agreement”) commences a tender offer with respect to a Contacted Party Proposal, and, in the case of each of clause (ii) and (iii) above, subsequently consummates (whether during or after such twelve (12) month period) such Contacted Party Proposal.
The original merger agreement has also been amended to provide additional representations and warranties and covenants of the parties in connection with the execution of the amendment.
Q:	How does the new merger consideration compare to the market price of the Company’s common stock?

A:	The new merger consideration of $39.00 in cash per share of our common stock represents an increase of $1.40 per share, or approximately 3.7% over the $37.60 price per share previously provided by the original merger agreement. The new merger consideration of $39.00 per share represents a premium of approximately 33.3% over the average closing share price during the 60 trading days ended October 24, 2006, the day prior to the announcement of the Company’s decision to consider strategic alternatives.

Q:	How will options to purchase Company common stock be treated in the merger?

A:	Except as otherwise agreed by the Fincos and a holder of options to purchase Company common stock, each outstanding option to purchase Company common stock (a “Company stock option”) that remains outstanding and unexercised as of the effective time of the merger, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment, without interest and less any applicable withholding tax, equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option and (ii) the number of shares of Company common stock issuable upon exercise of such Company stock option. As of the effective time of the merger, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive the cash payment, if any, described in the preceding sentence.

Q:	How will restricted shares of Company common stock be treated in the merger?

A:	Except as otherwise agreed by the Fincos and a holder of restricted shares with respect to that holder’s restricted shares, each restricted share of Company common stock (“Company restricted stock”) that remains outstanding as of the effective time of the merger, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the Merger Consideration. As of the effective time of the merger, all such Company restricted stock, whether vested or unvested, will no longer be outstanding and will automatically cease to exist, and the holders thereof, including our directors and executive officers, will no longer have any rights with respect to the Company restricted stock, except the right to receive a cash payment described in the preceding sentence.

Q:	Does the board of directors still support the merger?

A:	Yes. Our board of directors unanimously (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations) recommends that our shareholders vote “FOR” the merger and the amended merger agreement.

Q:	What should I do if I already voted using the proxy card you sent me earlier?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you have already submitted a proxy, you do not need to do anything unless you want to change your vote. If you want to change your vote, you need to submit a new proxy card (one is included with this supplement) or attend the special meeting and vote in person. Otherwise, you will be considered to have voted on the amended merger agreement as indicated in the proxy card you sent earlier and the proxies identified in the proxy card you sent earlier will vote your shares as indicated in that previously submitted proxy card. If you are a registered holder and you wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope. If your shares are held in “street name” by your broker, and you wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q:	What should I do if I have not voted my shares?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you are a registered holder and you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the special meeting. If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder. Your vote is important. Accordingly, we urge you to sign and return the accompanying proxy card whether or not you plan to attend the special meeting.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company in writing or by submitting a later-dated new proxy by mail to the Company c/o Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign, date and return all of the proxy cards you receive (or submit your proxy by telephone or the Internet, if applicable) to ensure that all of your shares are voted.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	When and where is the special meeting?

A:	The special meeting has been rescheduled and will be held on May 8, 2007, at 9:00 a.m. local time, at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205.

Q:	Who can vote at the special meeting?

A:	The record date for the special meeting has not changed. You can vote at the special meeting if you owned shares of our common stock as of 5:00 p.m. Central Daylight Saving Time on March 23, 2007, the record date. As of the record date there were 493,902,969 shares of our common stock outstanding and entitled to be voted at the special meeting. See “Update to the Special Meeting” beginning on page S-8.

Q:	How many votes are required to approve and adopt the merger and the amended merger agreement?

A:	The affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote is required to approve and adopt the amended merger agreement and the merger. The failure to vote has the same effect as a vote “AGAINST” the adoption of the amended merger agreement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the rescheduled special meeting, the amended merger agreement, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Shareholders Call Toll-Free:           (877) 456-3427
Banks and Brokers Call Collect:     (212) 750-5833
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
          This supplement, and the documents to which we refer you to in this supplement, contain “forward looking” statements based on estimates and assumptions. Forward looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are “forward looking” statements throughout this supplement, including, among others, under the headings “Update to the Summary Term Sheet,” “Update to the Questions and Answers About the Special Meeting and the Merger,” “Opinions of Financial Advisors,” and “Update to Merger Related Litigation,” and in statements containing the words “believes,” “estimates,” “expects,” “anticipates,” “intends,” “contemplates,” “may,” “will,” “could,” “should,” or “would” or other similar expressions.
          You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements included in this proxy statement or elsewhere.
          In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the financial performance of the Company through the date of the completion of the merger;

•	the satisfaction of the closing conditions set forth in the amended merger agreement, including the approval of the Company’s shareholders and regulatory approvals;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the amended merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $500 million depending on the reasons for termination;

•	the outcome of any legal proceedings instituted against the Company and others in connection with the proposed merger;

•	the failure to obtain the necessary debt financing arrangements set forth in the updated commitment letters received in connection with the merger;

•	the impact of planned divestitures;

•	the failure of the merger to close for any reason;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	business uncertainty and contractual restrictions that may exist during the pendency of the merger;

•	any significant delay in the expected completion of the merger;

•	regulatory review, approvals and restrictions;

•	the amount of the costs, fees, expenses and charges related to the merger and the final terms of the financings that will be obtained for the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities;
and other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information” on page S-26.
UPDATE TO THE SPECIAL MEETING
          The special meeting has been rescheduled to May 8, 2007, at 9:00 a.m. local time at the Westin Riverwalk Hotel, 420 Market Street, San Antonio, Texas 78205. The record date for the meeting has not changed. Only shareholders of record at 5:00 p.m. Central Daylight Saving Time on March 23, 2007 are entitled to vote at the special meeting.
UPDATE TO THE MERGER
Amendment No. 1 to the Original Merger Agreement
          On April 18, 2007, we, together with Merger Sub and the Fincos entered into Amendment No. 1, dated as of April 18, 2007, to the original merger agreement. The proxy statement includes the original merger agreement as Annex A and also includes a summary of the original merger agreement, beginning on page 65 of the proxy statement. A copy of the amendment to the original merger agreement is attached as Annex A to this supplement and is incorporated by reference into this discussion.
          On April 18, 2007, we together with Merger Sub and the Fincos amended the original merger agreement to provide for an increase of $1.40 in cash per share of Company common stock over the $37.60 price per share of Company common stock provided for in the original merger agreement, such that upon completion of the merger, each issued and outstanding share of Company common stock, other than those shares (i) held in the Company’s treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (ii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation or an affiliate of the surviving corporation, will be converted into the right to receive the Merger Consideration, without interest, and less any applicable withholding tax.
          The original merger agreement has also been amended to provide that the Company will pay the Fincos a termination fee of $200 million, but only if the $500 million termination fee that is payable under certain circumstances, described in the section entitled “The Merger Agreement – Termination Fees” beginning on page 83 of the proxy statement, is not otherwise payable, if the merger agreement is terminated (A) by the Fincos or the

Company because a governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable, (B) by the Fincos or the Company because the Company’s shareholders do not adopt the merger agreement at the special meeting or any adjournment of the special meeting or (C) by the Fincos because the Company materially breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied by the Termination Date (as defined in the proxy statement under the caption “The Merger Agreement — Termination” on page 83) and such breach has not been cured within 30 days following delivery of written notice by the Fincos, and within twelve (12) months after such termination (i) the Company or any of its subsidiaries consummates, (ii) the Company or any of its subsidiaries enters into a definitive agreement, or (iii) one or more Contacted Parties (as defined below) or a Qualified Group (as defined below) commences a tender offer with respect to a Contacted Party Proposal (as defined below), and, in the case of each of clause (ii) and (iii) above, subsequently consummates (whether during or after such twelve (12) month period) such Contacted Party Proposal.
          For purposes of the amended merger agreement, “Contacted Party” means any person, (i) that was referenced in the proxy statement as having been contacted during the auction process, or (ii) were contacted during the “go-shop” period provided for in the original merger agreement which commenced on November 17, 2006 and ended on December 7, 2007, or in the case of (i) and (ii), their affiliates.
          For purposes of the amended merger agreement, “Qualified Group” means any Contacted Party, either by itself or acting as a “group” as defined in Section 13(d) of the Securities Exchange Act of 1934, which does not include any of the Parents, Merger Sub or their respective Affiliates.
          For purposes of the amended merger agreement, “Contacted Parties Proposal” means (i) any transaction in which a Contacted Party or a Qualified Group, directly or indirectly acquires or purchases, in any single transaction or series of related transactions, more than 50% of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests of the Company and its consolidated subsidiaries, taken as a whole, or to which 50% or more of the Company’s and its subsidiaries, net revenues or earnings on a consolidated basis are attributable (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Securities Exchange Act of 1934, that if consumated would result in one or more of the Contacted Parties or a Qualified Group acting in concert acquiring assets, securities or businesses in the minimum percentage described in clause (i) above or (iii) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any Contacted Party or Qualified Group acting in concert would acquire assets, securities or businesses in the minimum percentage described in clause (i) above. For clarification purposes, a spin-off, recapitalization, stock repurchase program or other transaction effected by the Company or any of its subsidiaries will not constitute a Contacted Parties Proposal unless, as a result of such transaction, a Contacted Party or Qualified Group acting in concert acquires the assets, securities or business representing more than 50% of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests of the Company and its consolidated subsidiaries, taken as a whole, or to which 50% or more of the Company’s and its subsidiaries net revenues or earnings on a consolidated basis are attributable.
          The original merger agreement has also been amended to provide additional representations and warranties and covenants of the parties in connection with the execution of the amendment.
Update to the Background of the Merger
          The proxy statement describes the background of the merger up to and including January 29, 2007. The discussion below supplements that description up to and including the date of this supplement. For litigation developments subsequent to the date of the proxy statement, see “Update to Merger Related Litigation.”
          During the period between January and March 2007, Messrs. Mark and Randall Mays together with Alan Feld, our lead director, and Perry J. Lewis, the Chairman of the special advisory committee, met with several of our institutional shareholders to provide them more detail regarding the board’s process that led to its determination to recommend the merger. During these meetings, some of our institutional shareholders indicated that they intended to vote against the merger proposal and expressed the view that the merger consideration of $37.60 per share was not sufficient to obtain their vote.
          At a meeting held on March 13, 2007, our board of directors, with Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs recusing themselves, rescheduled the special meeting of shareholders to April 19, 2007 and set a new record date for shareholders entitled to vote at the special meeting of March 23, 2007. In making that determination, the board considered the substantial trading volume in our shares of common stock since the original record date for the special meeting, and as the original record date no longer reflected our then current shareholder base, determined to set a new record date to better align the economic and voting interests of all shareholders.
          On April 12, 2007, Ropes & Gray LLP, on behalf of the Fincos, requested in writing to the board that pursuant to the terms of the merger agreement, the Company reconfirm to the shareholders its recommendation to vote in favor of adoption of the merger agreement and the merger.
          On April 13, 2007, the Fincos provided to our board of directors a letter indicating their willingness to discuss a proposal to amend the merger agreement. The proposal reflected a change in the merger consideration to include $38.50 per share, the opportunity for each shareholder, in that shareholder’s sole discretion, to receive the $38.50 in either, or a combination of, cash and/or shares of stock in the surviving corporation (up to an aggregate cap on the number of shares of stock equivalent to 10% of the outstanding shares immediately following the merger) and a “contingent value right,” or CVR, providing for a right to receive contingent cash payments in certain circumstances. Specifically, the CVR would provide that the shareholders would receive in installments (i) following the closing of the merger, within 10 business days following the availability of certain financial statements covering the period through closing, (ii) in 2009, 50% of the net proceeds (net of expenses, reserves, and certain other costs and taxes) received by the Company from the sale of certain non-core radio and television assets in excess of $2.0 billion, and (iii) in 2010 an additional amount per share if the compounded annual growth rate (“CAGR”) of our radio business for the period from January 1, 2006 through December 31, 2009 is 2% or higher. In the latter case, if the CAGR for our radio business for this period was less that 2%, no additional amount would be paid under the CVR; if the CAGR for our radio business for this period was equal to or greater than 2% (but less than 3%), an additional $1.00 per share would be paid to our shareholders; and if the CAGR for our radio business for this period was greater than 3%, an additional $2.00 per share would be paid to our shareholders. The proposal also included proposed additional termination fees payable by the Company in certain circumstances, as follows: (x) in the event that our shareholders did not approve the merger at the special meeting, the Company would be required to pay to the Fincos $75 million in lieu of any expense reimbursement (which under the original merger agreement and under the amended merger agreement, is capped at $45 million) and (ii) in the event that the merger agreement was terminated and a Competing Proposal was consummated with one of the parties contacted during the auction process or the go-shop period within 12 months thereafter, the Company would be required to pay a termination fee to the Fincos in the amount of $600 million. The proposal made by the Fincos provided that it would terminate automatically in the event that the Company made any public disclosure of its terms.
          On that same day, the board of directors convened a special meeting by telephone, which was attended by representatives of Akin Gump and Goldman Sachs. Present at the meeting were each of the directors (other than Ms. Phyllis Riggins and Mr. J.C. Watts). Representatives of Goldman Sachs summarized the proposal received from the Fincos. Representatives of Akin Gump addressed certain legal matters, including the fiduciary duties of the board of directors. They further explained that if the board were to accept the proposal, the timing of the special meeting could be delayed by as much as 90 days in order to allow the Company an opportunity to prepare, file and process a registration statement with the Securities and Exchange Commission and distribute it to the Company’s shareholders. Management reported that, after consulting with representatives of Goldman Sachs, the value of the CVR is highly uncertain given the nature of the minimum thresholds for any future payments. Management noted that its current estimates indicated that the net proceeds from non-core radio and TV assets (as these terms were defined in the FINCO proposal) would not exceed $2.0 billion and that analyst estimates for growth in the radio industry are uncertain. The board requested Goldman Sachs to prepare a financial analysis regarding the proposal and adjourned the meeting to April 15, 2007. Each of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs then excused themselves from the meeting. The disinterested directors continued their deliberations.
          A special meeting of the board of directors was held by telephone on April 15, 2007 (attended by each of the directors other than Mr. B. J. McCombs and Ms. Phyllis Riggins), and was also attended by representatives of Akin Gump and Goldman Sachs. Management reviewed and discussed its revised forecasts with our board of directors. Representatives of Goldman Sachs made a presentation to our board of directors regarding an analysis of the financial terms of the proposed amendment to the merger agreement and an updated financial analysis of the strategic alternatives available to the Company, including a separation of Clear Channel Outdoor, a recapitalization and special dividend. The directors discussed the presentation and asked questions of management and conducted a thorough review of each of these alternatives, including the risks and challenges presented by each alternative; the potential value that each alternative could generate to the Company’s shareholders; the potential disruption to the Company’s existing business plans and prospects occasioned by each alternative; and the likelihood of successfully executing on each alternative.
          Following this presentation, each of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays then excused themselves from the meeting and the disinterested directors continued their deliberations. Following discussion, the disinterested directors directed Goldman Sachs to inform the Fincos that the board was concerned about the delays that would be attendant to their proposal and that they strongly favored an all cash offer, which should be increased from $38.50 per share in light of the expressed opposition of certain of the Company’s shareholders.
          On April 16, 2007, a special meeting of the board of directors was held by telephone, which was also attended by representatives of Akin Gump and Goldman Sachs. Representatives of Goldman Sachs reported to our board of directors on Goldman Sachs’ discussion with the Fincos following the meeting of the board of directors held on April 15, 2007. Goldman Sachs reported that the Fincos had indicated they would take under consideration the request that the offer be converted to an all cash offer. Goldman Sachs also reported that the Fincos had requested that the board of directors respond to the other terms of the proposal, including the changes to the termination fee provisions. Following a discussion among our directors, Goldman Sachs was instructed to inform the Fincos that the board of directors strongly preferred an increased all cash offer and that the board was not agreeable to any change in the termination fees.
          On April 17, 2007, the Fincos submitted to our board of directors a revised written proposal to amend the merger agreement. The revised proposal reflected an all cash merger consideration of $39.00 per share. The revised proposal also included proposed changes in termination fees payable by the Company in certain circumstances, as follows: (i) in the event that our shareholders did not approve the merger at the special meeting, the Company would be required to pay to the Fincos $60 million in lieu of any expense reimbursement (which under the original merger agreement and under the amended merger agreement is capped at $45 million) and (ii) in the event that the merger agreement was terminated for any reason other than a willful breach by the Fincos and the Company executed a definitive agreement with respect to or consummated a Competing Proposal with one of the parties contacted during the auction process or the go-shop period within 12 months thereafter, the Company would be required to pay a termination fee to the Fincos in the amount of $500 million.
          On April 17, 2007, the board of directors convened a special meeting by telephone, which also was attended by representatives of Akin Gump and Goldman Sachs. Present at the meeting were each of the directors. Goldman Sachs presented to the board of directors the terms of the written proposal submitted by the Fincos. Following the presentation, each of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs then excused themselves from the meeting and the disinterested directors discussed the revised written proposal. The disinterested directors directed Goldman Sachs to inform the Fincos that the board was not agreeable to the $60 million fee payable in the event the shareholders failed to approve the merger but, in consideration of the increase in the merger consideration, would accept an additional fee of $100 million in the event that the merger agreement was terminated and a Competing Proposal was consummated with one of the parties contacted during the auction process or the go-shop period within 12 months thereafter. The special meeting was adjourned to enable Goldman Sachs to discuss the board’s proposal with the Fincos.
          Later on that same date, the board of directors re-convened the special meeting by telephone. Goldman Sachs reported that the Fincos had revised their proposal further, indicating that it was their best and final proposal. The revised proposal was presented in the form of an amendment to the merger agreement, which in its final form is referred to in this supplement as the Amendment. The revised proposal reflected an all cash merger consideration of $39.00 per share. The revised proposal also included a proposed change in termination fees payable by the Company in the event that the merger agreement was terminated for any reason other than a willful breach by the Fincos and the Company executed a definitive agreement with respect to or consummated a Competing Proposal with one of the parties contacted during the auction process or the go-shop period, or their affiliates, within 12 months thereafter. In this event, the Company would be required to pay a termination fee to the Fincos in the amount of $200 million. Representatives of Akin Gump reviewed with our board of directors its fiduciary duties in the context of a review of the proposed amendment to the original merger agreement. Representatives of Goldman Sachs made a presentation to our board of directors regarding an analysis of the financial terms of the proposed amendment to the original merger agreement, which analysis is summarized below under the caption, “Opinion of the Company’s Financial Advisor”. The directors discussed the presentation and asked questions of management. The directors reviewed their deliberations and discussion of the other strategic alternatives available to the Company at the prior meetings and asked questions of Goldman Sachs and management.
          Following these discussions, each of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs then excused themselves from the meeting and the disinterested directors continued their deliberations. Goldman Sachs then delivered to our board of directors its oral opinion (subsequently confirmed in writing), that as of the date of its opinion, and based upon and subject to the factors and assumptions therein, the consideration of $39.00 per share in cash to be received by the holders of the outstanding shares of our common stock (other than the Rollover Shares) pursuant to the amended merger agreement was fair from a financial point of view to such holders.
          In connection with the execution of the original merger agreement, the disinterested members of our board of directors formed a special advisory committee comprised of three disinterested and independent members of the board, with the purpose of providing its assessment as to the fairness of the terms of the original merger agreement and to provide its assessment in the event the Company receives a Competing Proposal (as defined under “The Merger Agreement — Solicitations of Alternative Proposals” beginning on page 77 of the proxy statement ). The special advisory committee was not requested by the independent directors to separately assess the proposed amendment, as the amendment does not constitute a Competing Proposal. As a consequence, Lazard Frères & Co., LLC, financial advisor to the special advisory committee, was not requested to provide an opinion with respect to the proposed amendment.
          Our board of directors (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who had recused themselves from the deliberations) then considered the proposed amendment to the merger agreement and the transactions contemplated thereby. Following a discussion of the Goldman Sachs presentation and the proposed amendment, our Board of Directors:
•	determined that the amended merger agreement and the merger are advisable, fair to and in the best interest of our shareholders;

•	approved and adopted the amended merger agreement and the merger; and

•	unanimously recommended that our shareholders approve and adopt the amended merger agreement and the merger.
          Our board of directors then considered whether the special meeting should be rescheduled as a result of the proposed amendment to the merger agreement. Our board of directors determined that, subject to the execution of the amendment to the merger agreement, the special meeting be rescheduled and held on May 8, 2007 to allow our shareholders entitled to vote at the special meeting additional time to consider the amendment to the merger agreement and the information in this supplement and in the proxy statement.
          On April 18, 2007, we, Merger Sub and the Fincos executed the amendment to the merger agreement and issued a press release announcing the amendment to the merger agreement.
Recommendation of the Board of Directors
          The following information supplements information previously provided in the section entitled “The Merger – Recommendation of the Board of Directors” beginning on page 41 of the proxy statement.
          After careful consideration our board of directors by unanimous vote (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations):

•	determined that the merger is fair to and in the best interests of the Company and its unaffiliated shareholders;

•	approved, adopted and declared advisable the amended merger agreement and the transactions contemplated by the amended merger agreement;

•	recommended that the shareholders of the Company vote in favor of the merger and directed that such matter be submitted for consideration of the shareholders of the Company at the special meeting; and

•	authorized the execution, delivery and performance of the amended merger agreement and the transactions contemplated by the amended merger agreement.
          In considering the recommendation of the board of directors with respect to the amended merger agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41 of the proxy statement and “Update to Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page S-13 of this supplement.
Update to Interests of the Company’s Directors and Executive Officers in the Merger
          The information below reflects the effects of the amendment to the original merger agreement and updates certain information presented in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 41 of the proxy statement.
Treatment of Company Stock Options
          As of April 23, 2007, there were 6,634,019 outstanding Company stock options held by our directors and executive officers under the Company’s stock option plans. Of these Company stock options, 2,292,819 have an exercise price below $39.00, and are considered “in the money.”
          The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company common stock subject to outstanding vested and unvested “in the money” options as of April 23, 2007, the aggregate number of shares of Company common stock subject to outstanding unvested “in the money” options that will become fully vested in connection with the merger, the weighted average exercise price and value of such unvested “in the money” options, and the weighted average exercise price and value of vested and unvested “in the money” options. The information in the table assumes that all options remain outstanding on the closing date of the merger.

					Weighted
			Weighted		Average
		Number of	Average		Exercise
		Shares	Exercise		Price of	Value of
	Aggregate	Underlying	Price of	Value of	Vested and	Vested and
	Shares Subject	Unvested	Unvested	Unvested	Unvested	Unvested
Name	to Options	Options	Options	Options	Options	Options
Alan D. Feld	18,198	3,134	38.08610	2,864	28,79063	185,790
Perry J. Lewis	51,681	3,134	38.08610	2,864	30.40824	444,031
L. Lowry Mays	749,693	—	—	—	32.43055	4,925,071
Mark P. Mays	499,691	499,691	32.78604	3,105,058	32.78604	3,105,058
Randall T. Mays	499,691	499,691	32.78604	3,105,058	32.78604	3,105,058

					Weighted
			Weighted		Average
		Number of	Average		Exercise
		Shares	Exercise		Price of	Value of
	Aggregate	Underlying	Price of	Value of	Vested and	Vested and
	Shares Subject	Unvested	Unvested	Unvested	Unvested	Unvested
Name	to Options	Options	Options	Options	Options	Options
B. J. McCombs	38,166	27,402	32.32096	183,016	32.91242	232,339
Phyllis B. Riggins	7,833	3,134	38.08610	2,864	38.08610	7,159
Theodore H. Strauss	18,198	3,134	38.08610	2,864	28.79063	185,790
J. C. Watts	7,833	3,134	38.08610	2,864	38.08610	7,159
John H. Williams	7,833	3,134	38.08610	2,864	38.08610	7,159
John B. Zachry	22,500	18,000	31.72000	131,040	31.72000	163,800
Paul J. Meyer	—	—	—	—	—	—
John E. Hogan	244,268	199,878	30.28494	1,741,949	31.15280	1,916,819
Herbert H. Hill, Jr.	15,626	13,728	33.26762	78,694	33.48541	86,171
Andrew W. Levin	40,717	29,087	32.67544	183,962	33.35672	229,778
William G. Moll	61,021	52,025	32.69464	328,036	31.39232	464,228
Donald D. Perry	9,870	9,870	30.72442	81,680	30.72442	81,680
Treatment of Company Restricted Stock
          As of April 23, 2007, our directors and executive officers held 729,782 shares of Company restricted stock. Each share of Company restricted stock that remains outstanding as of the Effective Time, including Company restricted stock held by our executive officers and directors (except as described under “Equity Rollover” beginning on page 44 of the proxy statement), whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to $39.00 in cash, without interest, and less any applicable withholding tax. As of the Effective Time, all shares of Company restricted stock (except as described under “Equity Rollover” beginning on page 44 of the proxy statement) will no longer be outstanding and will automatically cease to exist, and such directors and executive officers will no longer have any rights with respect to their shares of Company restricted stock, except the right to receive a cash payment equal to in cash, without interest, and less any applicable withholding tax, in respect of each share of Company restricted stock.
          The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Company restricted stock held by such director or executive officer as of April 23, 2007 and the value of these shares of Company restricted stock that will become fully vested in connection with the merger. The information in this table assumes that all such shares of Company restricted stock remain outstanding on the closing date of the merger.

	Aggregate Shares of	Value of Shares of
Name	Company Restricted Stock	Company Restricted Stock
Alan D. Feld	5,700	$222,300
Perry J. Lewis	5,700	$222,300
L. Lowry Mays	84,000	$3,276,000
Mark P. Mays	234,000	$9,126,000
Randall T. Mays	234,000	$9,126,000
B. J. McCombs	—	—

	Aggregate Shares of	Value of Shares of
Name	Company Restricted Stock	Company Restricted Stock
Phyllis B. Riggins	6,600	$257,400
Theodore H. Strauss	5,700	$222,300
J. C. Watts	5,700	$222,300
John H. Williams	5,700	$222,300
John B. Zachry	—	—
Paul J. Meyer	12,000	$468,000
John E. Hogan	75,000	$2,925,000
Herbert H. Hill, Jr.	9,750	$380,250
Andrew W. Levin	20,932	$816,348
William G. Moll	18,750	$731,250
Donald D. Perry	6,250	$243,750
UPDATE TO FINANCING
Update to Financing the Merger
          The total amount of funds necessary to complete the merger is anticipated to be approximately $22.2 billion, consisting of (i) approximately $19.4 billion to pay the Company’s shareholders and option holders the amounts due to them under the merger agreement, assuming that no Company shareholder validly exercises and perfects its appraisal rights, (ii) approximately $0.5 billion to pay related fees and expenses in connection with the merger and (iii) approximately $2.3 billion to refinance certain existing indebtedness, including all of the Company’s existing bank indebtedness and certain issues of the Company’s outstanding public debt. These payments are expected to be funded by Merger Sub and the Fincos in a combination of equity contributions by other investors in the Fincos, debt financing obtained by the Fincos and made available to the Company and to the extent available, cash of the Company. The Fincos and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.
Equity Financing
          In connection with the amendment of the original merger agreement, the Fincos received new equity commitment letters (the “New Equity Commitment Letters”) from each of the Sponsors which supersede and replace the commitment letters that were obtained at the time of the execution of the original merger agreement (the “Original Equity Commitment Letters”), pursuant to which, subject to the conditions contained therein, the Sponsors have collectively agreed to make or cause to be made a cash capital contribution to the Fincos of up to $3.44 billion, which, subject to certain conditions, each of the Sponsors may assign to other investors. Other than the increase in the maximum equity commitment of each Sponsors, the New Equity Commitment Letters contain the same terms as the Original Equity Commitment Letters.
Debt Financing
          In connection with the amendment of the original merger agreement, the Fincos have received an amended and restated debt commitment letter, dated April 18, 2007 (the “New Debt Commitment Letter”), from Citigroup Global Markets Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, The Royal Bank of Scotland plc, RBS Securities Corporation, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC (collectively, the

“Financing Sources”) to provide $22.125 billion in aggregate debt financing, consisting of (i) senior secured credit facilities in an aggregate principal amount of $18.525 billion (of which up to $15.400 billion will be available at closing for purposes of financing the merger and related transactions), (ii) a receivables-backed revolving credit facility with a maximum availability of $1.0 billion, and (iii) a senior unsecured bridge loan facility in an aggregate principal amount of up to $2.6 billion to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain of our debt outstanding on the closing date of the merger and the payment of fees and expenses in connection with the merger, refinancing, financing and related transactions and, after the closing date of the merger, to provide for ongoing working capital, refinance other debt and general corporate purposes.
          The New Debt Commitment Letter amended and restated the debt commitment letter, dated November 16, 2006 (the “Original Debt Commitment Letter”) and provided new financing debt commitments in accordance with the requirements under the original merger agreement. The new debt commitments expire on the termination date set forth in the amended merger agreement, which remain the same as those set forth in the original merger agreement, as may be extended pursuant to the terms of the amended merger agreement. The New Debt Commitment Letter increased the aggregate amount of debt financing available for closing and did not adversely amend the conditions to the debt financing as set forth in the Original Debt Commitment Letter in any material respect and the new debt financing commitments are not reasonably be expected to delay or prevent the closing of the merger.
          The new debt financing commitments, consistent with the original debt financing commitments, are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor. The new debt financing commitments do not, and the original debt financing commitments did not, require or contemplate any changes to the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor, the provisions of which are described in Clear Channel Outdoor’s SEC filings. The consummation of the merger will not permit Clear Channel Outdoor to terminate these arrangements and the Company may continue to use the cash flows of Clear Channel Outdoor for its own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between the Company and Clear Channel Outdoor, which may include making payments on the new debt.
          Although the debt financing described above is not subject to due diligence or a typical “market out” provision (i.e. a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail) such financing may not be considered assured. As of the date of this supplement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated. Under the amended merger agreement, the New Debt Commitment Letter may be amended, restated or otherwise modified or superseded to add lenders and arrangers, increase the amount of debt, replace or modify the facilities or otherwise replace or modify the New Debt Commitment Letter in a manner not less beneficial in the aggregate to Merger Sub and the Fincos, except that any new debt financing commitments shall not (i) adversely amend the conditions to the debt financing set forth in the Original Debt Commitment Letter in any material respect, (ii) reasonably be expected to delay or prevent the closing of the merger, or (iii) reduce the aggregate amount of debt financing available for closing unless replaced with new equity or debt financing.
OPINION OF COMPANY’S FINANCIAL ADVISOR
          Goldman Sachs delivered its oral opinion to our board of directors, which was subsequently confirmed in its written opinion dated April 18, 2007, that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the $39.00 per share in cash to be received by the holders of the outstanding shares of Company common stock (other than the Rollover Shares) pursuant to the amended merger agreement was fair from a financial point of view to such holders.
          The full text of the written opinion of Goldman Sachs, dated April 18, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this supplement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger.

          In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the amended merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006;

•	annual reports to shareholders and Annual Reports on Form 10-K of Clear Channel Outdoor, a subsidiary of the Company, for the two years ended December 31, 2006;

•	Clear Channel Outdoor’s Registration Statement on Form S-1, including the prospectus contained therein, dated November 10, 2005, relating to the Clear Channel Outdoor Class A common stock;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Clear Channel Outdoor;

•	certain other communications from the Company and Clear Channel Outdoor to their respective shareholders; and

•	certain internal financial analyses and forecasts for the Company prepared by our management, which included certain assessments with respect to the likelihood of achieving such forecasts for the Company and financial analyses and forecasts for Clear Channel Outdoor.
          Goldman Sachs also held discussions with members of the senior managements of the Company and Clear Channel Outdoor regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Clear Channel Outdoor. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock and Clear Channel Outdoor Class A common stock, compared certain financial and stock market information for the Company and Clear Channel Outdoor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting and outdoor advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.
          Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of delivering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Clear Channel Outdoor or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company, Clear Channel Outdoor or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the merger as compared to any alternative transaction that might be available to the Company. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion.
          The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 16, 2007 and is not necessarily indicative of current market conditions.

          Present Value of Transaction Price Analysis.
          Goldman Sachs performed an illustrative analysis of the present value of the transaction price of $39.00 per share of Company common stock. For this analysis, Goldman Sachs incorporated the value of an annual dividend of $0.75 per share to be paid quarterly through closing. Goldman Sachs then discounted the value of the transaction price and the value of any dividends to be paid through closing using potential closing dates of September 30, 2007, November 15, 2007 and December 31, 2007 and discount rates ranging from 6.0% to 10.0%. The following table presents the results of Goldman Sachs’ analysis:

Closing Date	Illustrative Present Value
September 30, 2007	$37.69-$38.34

November 15, 2007	$37.24-$38.06

December 31, 2007	$36.98-$37.96
          Analysis at Various Prices.
          Goldman Sachs performed certain analyses, based on historical financial information, SEC filings and financial forecasts provided by the Company’s management. Using the closing market price of the Company’s common stock on April 16, 2007 of $36.35 per share and the transaction price of $39.00 per share of Company common stock. Goldman Sachs calculated (i) adjusted equity values by subtracting unconsolidated assets and the present value of tax assets from the Company’s implied equity values, and (ii) adjusted enterprise values by subtracting unconsolidated assets and the present value of tax assets from the Company’s implied enterprise values. Goldman Sachs then calculated (i) the ratio of adjusted enterprise values to revenue, (ii) the ratio of adjusted enterprise values to earnings before interest, income taxes, depreciation and amortization, or EBITDA, and (iii) the ratio of adjusted equity values to free cash flow, or FCF, adjusted to remove effects of acquisition related depreciation and amortization.
          The following table presents the results of Goldman Sachs’ analysis based on illustrative Company common stock share prices of $36.35 and $39.00.

		$36.35	$39.00
		per share	per share
Adjusted Enterprise Value/Revenue	2007E	3.5x	3.7x
	2008E	3.4x	3.6x

Adjusted Enterprise Value/EBITDA	2007E	10.7x	11.3x
	2008E	10.2x	10.7x

Adjusted Equity Value/Adjusted FCF	2007E	15.2x	16.4x
	2008E	14.2x	15.3x
          Goldman Sachs also reviewed the historical trading prices and volumes for our common stock for the two-year period ended November 14, 2006. In addition, Goldman Sachs analyzed the closing market price of $36.35 per share of the Company’s common stock on April 16, 2007 and the transaction price of $39.00 per share of Company common stock in relation to (i) the closing prices of our common stock on April 16, 2007, on October 6, 2006 (the last trading day prior to the day that a research analyst issued a report outlining potential strategic alternatives for the Company and Clear Channel Outdoor), and on September 22, 2006 (the last trading day prior to the September 25, 2006 meeting of the Company’s board of directors during which strategic alternatives were discussed), (ii) the high price over the 52-week and two-year periods ended November 14, 2006 and (iii) the low price over the 52-week and two-year periods ended November 14, 2006. The following table presents the results of Goldman Sachs’ analysis based on illustrative share prices of $36.35 and $39.00 per share of Company common stock:

	$36.35	$39.00
	per share	per share
Premium to market price of $36.35 per share (as of April 16, 2007)	0.0%	7.3%

Premium to undisturbed price of $30.02 per share (as of October 6, 2006)	21.1%	29.9%

Premium to undisturbed price of $29.05 per share (as of September 22, 2006)	25.1%	34.3%

Premium to high price of $35.48 per share for the two-year and 52-week period ended November 14, 2006	2.5%	9.9%

Premium to low price of $27.41 per share for the two-year and 52-week period ended November 14, 2006	32.6%	42.3%
          Present Value of Future Stock Price Analysis.
          Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future capital structure and implied share price based on an assumed enterprise value as a multiple of future EBITDA using the Company’s management forecasts as of April 2007. For this analysis, Goldman Sachs used the financial forecasts for the Company prepared by our management as of April 2007 and assumed (i) a $1.6 billion minority interest based on Clear Channel Outdoor and Clear Media Ltd. market data as of April 16, 2007 and a $210 million other minority interest grown in each case at 5% per year based on management forecasts as of April 2007, (ii) unconsolidated assets of $540 million grown at 5% per year based on management forecasts as of April 2007, (iii) a $1.1 billion present value of tax assets, (iv) that leverage is maintained at a total debt to last twelve months EBITDA ratio of 3.5x, (v) that excess cash flow is used to repurchase our common stock at enterprise value to one-year forward EBITDA multiples of 9.0x to 10.0x, and (vi) an annual recurring dividend of $0.75 per share. Goldman Sachs first calculated implied per share values for our common stock at year end for each of the fiscal years 2007 to 2011 by applying enterprise value to one-year forward EBITDA multiples of 9.0x to 10.0x to estimates prepared by our management of fiscal years 2008 to 2012 EBITDA. Goldman Sachs then discounted those values and the value of any dividends to be paid up to the date of the future share price to April 16, 2007, using an equity discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $30.34 to $36.92.
          Discounted Cash Flow Analysis.
          Goldman Sachs performed an illustrative discounted cash flow analysis using the Company’s management forecasts as of April 2007 to determine a range of implied present values per share of Company common stock. All cash flows were discounted to April 16, 2007, and terminal values were based upon perpetuity growth rates for cash flows in the year 2012 and beyond. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 8.0% to 9.0% to the projected unlevered free cash flows of the Company for the remainder of 2007 and calendar years 2008 to 2011. The discount rates applied by Goldman Sachs reflect the weighted average cost of capital of the Company based on the capital structure of the Company as of April 16, 2007. Goldman Sachs also applied perpetuity growth rates ranging from 1.75% to 2.75%. This analysis resulted in a range of illustrative values per share of Company common stock of $26.83 to $40.71.

          Recapitalization Analysis.
          Goldman Sachs analyzed an illustrative recapitalization transaction involving the Company and the theoretical value that our shareholders could receive in such a transaction. In the illustrative recapitalization transaction, the Company used after-tax proceeds from the sale of certain non-core assets to finance a special dividend to our shareholders in the range of $4.3 billion to $5.2 billion on December 31, 2007. In calculating the amount of the special dividend, Goldman Sachs assumed (i) that 88% of after-tax proceeds from asset sales by Clear Channel Outdoor would be distributed to the Company’s shareholders, (ii) an annual recurring dividend of $0.75 per share, and (iii) the use of an existing $1.5 billion capital loss tax shield. Goldman Sachs then discounted the value of the special dividend to April 16, 2007, using discount rates ranging from 9.50% to 10.50%, which resulted in a present value of the special dividend to shareholders in the range of $8.24 to $9.89 per share. The theoretical post-recapitalization trading values of our shares were based upon estimated enterprise value to one-year forward EBITDA multiples of 9.5x to 10.5x and forecasts for the Company provided by our management as of April 2007 after giving effect to the asset sales. Goldman Sachs then calculated the implied per share future equity values for our common stock from 2007 to 2011, and then discounted those values and the value of any dividends to be paid up to the date of the future share price to April 16, 2007, using an equity discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $33.53 to $40.22.
          Sum-of-the-Parts Analyses.
          Goldman Sachs performed illustrative sum-of-the-parts analyses on the Company using certain financial forecasts for the Company and Clear Channel Outdoor provided by the management of the Company as of April 2007. In the first illustrative sum-of-the-parts analysis, Goldman Sachs calculated illustrative per share value indications for the Company assuming a spin-off of Clear Channel Outdoor on June 30, 2007 and asset sales by the Company in addition to the spin-off of Clear Channel Outdoor. In the second illustrative sum-of-the-parts analysis, Goldman Sachs calculated illustrative per share value indications for the Company assuming a spin-off of Clear Channel Outdoor on June 30, 2008 and asset sales by the Company in addition to the spin-off of Clear Channel Outdoor.
          In the first illustrative sum-of-the-parts analysis, Goldman Sachs made the following assumptions: (i) a spin-off of Clear Channel Outdoor closing on June 30, 2007, (ii) the sale of small market radio and television assets, (iii) the use of proceeds from the sale of small market radio and television assets and proceeds from inter-company debt repayments and/or new debt financings to finance a special dividend to shareholders of the Company in the range of $1.6 to $5.5 billion, or $3.28 to $10.97 per share, and (iv) an annual recurring dividend of $0.75 per share by the Company following the spin-off. The theoretical post spin-off illustrative values of Clear Channel Outdoor shares were based upon estimated enterprise value to 2007 estimated EBITDA multiples of 11.5x to 13.5x and forecasts for Clear Channel Outdoor provided by our management as of April 2007. The theoretical post spin-off trading values of shares of the Company common stock were based upon estimated enterprise value to 2007 estimated EBITDA multiples of 9.0x to 11.0x and forecasts for the Company provided by our management as of April 2007 after giving effect to the asset sales and the spin-off of Clear Channel Outdoor. Goldman Sachs then calculated the implied per share future equity values for Clear Channel Outdoor, the special dividend and the Company following the spin-off of Clear Channel Outdoor and then discounted those values to April 16, 2007, using a discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $32.55 to $40.97, inclusive of the values of Clear Channel Outdoor, the Company following the spin-off of Clear Channel Outdoor and the amount of the special dividend.
          In the second illustrative sum-of-the-parts analysis, Goldman Sachs made the following assumptions: (i) a spin-off of Clear Channel Outdoor closing on June 30, 2008, (ii) the sale of small market radio and television assets, (iii) the use of proceeds from the sale of small market radio and television assets and proceeds from inter-company debt repayments and/or new debt financings to finance a special dividend to shareholders of the Company in the range of $1.8 to $6.8 billion, or $3.52 to $13.66 per share, and (iv) an annual recurring dividend of $0.75 per share by the Company following the spin-off. The theoretical post spin-off illustrative values of Clear Channel Outdoor shares were based upon estimated enterprise value to 2008 estimated EBITDA multiples of 11.5x to 13.5x and forecasts for Clear Channel Outdoor provided by our management as of April 2007. The theoretical post spin-off trading values of shares of the Company common stock were based upon estimated enterprise value to 2008 estimated EBITDA multiples of 9.0x to 11.0x and forecasts for the Company provided by our management as of

April 2007 after giving effect to the asset sales and the spin-off of Clear Channel Outdoor. Goldman Sachs then calculated the implied per share future equity values for Clear Channel Outdoor, the special dividend and the Company following the spin-off of Clear Channel Outdoor and then discounted those values to April 16, 2007, using a discount rate of 10.0%. This analysis resulted in a range of illustrative values per share of Company common stock of $33.39 to $41.40, inclusive of the values of Clear Channel Outdoor, the Company following the spin-off of Clear Channel Outdoor and the amount of the special dividend.
          Miscellaneous
          The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Clear Channel Outdoor or the contemplated transaction.
          Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $39.00 in cash per share to be received by the holders of the outstanding shares of our common stock (other than the Rollover Shares) pursuant to the amended merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
          The merger consideration was determined through arms-length negotiations between the Company, on the one hand, and the Sponsors, on the other hand, and was unanimously approved by our board of directors (excluding Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and B. J. McCombs who recused themselves from the deliberations). Goldman Sachs provided advice to our board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, its board of directors or the special advisory committee of its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
          As described above and in the proxy statement, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the amended merger agreement (See “The Merger — Reasons for the Merger” in the proxy statement as supplemented). The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this supplement.
          Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the amended merger agreement. In addition, Goldman Sachs has provided and is currently providing certain investment banking services to the Company, including having acted as global coordinator and senior bookrunning manager in connection with the initial public offering of 35,000,000 shares of class A common stock of Clear Channel Outdoor in November 2005, as financial advisor to the Company in connection with the spin-off of Live Nation, Inc., a former subsidiary of the Company, in December 2005 and as financial advisor to the Company in connection with potential sales of the Company’s television assets. In addition, at the request of the board of directors of the Company, Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, made available a financing package to the Sponsors in connection with the merger.

          Goldman Sachs has provided and is currently providing certain investment banking services to Thomas H. Lee Partners, L.P. (“THL Partners”) and its affiliates and portfolio companies, including having acted as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of THL Partners, in connection with its sale in December 2006, as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount $5,000,000,000) in connection with the acquisition of Aramark Corporation by THL Partners acting together with a consortium of private equity companies and management in January 2007 and as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount $1,600,000,000) of Spectrum Brands, Inc., a portfolio company of THL Partners in April 2007. Goldman Sachs has provided and is currently providing certain investment banking services to Bain Capital Partners LLC (“Bain”) and its affiliates and portfolio companies, including having acted as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain (“Brenntag”), in January 2006, as co-financial advisor to Brenntag in connection with its sale in September 2006 and as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of Bain, in connection with its sale in December 2006.
          Goldman Sachs may also provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.
          Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, actively trade the debt and equity securities (or related derivative securities) of the Company and the respective affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with each of the Sponsors and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of each of the Sponsors.
          The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated September 18, 2006, the Company engaged Goldman Sachs to act as its financial advisor in connection with its consideration of a range of strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee equal to approximately $49 million, the principal portion of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
UPDATE TO MERGER RELATED LITIGATION
          The information below updates certain information presented in “Merger Related Litigation” beginning on page 64 of the proxy statement.
          On January 30, 2007, Pioneer Investments Kapitalanlagegesellschaft mbH (“Pioneer Investments”), located in Munich, Germany and an affiliate of UniCredito Italiona S.p.A. of Milan, Italy, filed suit against the Company and its officers and directors for violations of Section 14(a)-9 of the Securities Exchange Act. The action Pioneer Investments Kapitalanlagegesellschaft mbH v. Clear Channel Communications, Inc., et al., Case No. SA-007-CA-0997, filed in the United States District Court for the Western District of Texas, San Antonio Division (the “Pioneer Federal Action”), alleges the Company failed to disclose all relevant and material information in the proxy statement mailed to shareholders on February 1, 2007 in connection with the proposed merger. On March 9, 2007, the Company filed a motion to dismiss the Pioneer Federal Action on a number of grounds including the fact that the claims upon which Pioneer Investments seeks relief in federal court are already pending in a consolidated state court class action, of which Pioneer Investments is also a plaintiff. No hearing date has been scheduled for the motion to dismiss. Judge Royal Furgeson, who is the presiding judge for Alaska Laborers Employees Retirement Fund v.

Clear Channel Communications, Inc., et. al., Case No. SA-07-CA-0042, filed in the United States District Court for the Western District of Texas, San Antonio Division (the “Alaska Fund Action”) has requested that the Pioneer Federal Action be transferred to his court. See the proxy statement for a description of the Alaska Fund Action.
          In February, 2007, the defendants in the Alaska Fund Action filed motions to dismiss the complaint filed in that action. On March 29, 2007, a hearing was held on defendants’ motions to dismiss. At the March 29, 2007 hearing, the Court dismissed from the Alaska Fund Action the Merger Sub, the Fincos and the Sponsors. The Court also ordered the plaintiffs to file an amended complaint. To date, the plaintiffs have not filed an amended complaint.
          The following putative class action complaints that were filed in the action currently pending in the District Court of Bexar County, Texas (the “Bexar County Action”), in connection with the merger have been voluntarily dismissed by the plaintiffs, Murphy v. Clear Channel Communications, Inc., et al. , No. 2006CI17647 (filed November 16, 2006), Manson v. Clear Channel Communications, Inc., et al. , No. 2006CI17656 (filed November 16, 2006), and Metzler Investment GmbH v. Clear Channel Communications, Inc., et al. , No. 2006CI18067 (filed November 28, 2006). The Bexar County Action, and the putative Consolidated Amended Class Action Petition filed in the Bexar County Action, remain pending.
          Plaintiffs in the Bexar County Action have sought from the court a date for a hearing on a motion to temporarily enjoin the shareholder vote that is scheduled for May 8, 2007. In response to that request, the Court has scheduled for May 7, 2007 a hearing on plaintiffs’ application for a temporary injunction.
UPDATE TO MARKET PRICES OF OUR COMMON STOCK AND DIVIDEND DATA
          Our common stock is traded on the NYSE under the symbol “CCU.” The following table sets forth the intraday high and low sales price per share of our common stock on the NYSE and cash dividend declared for the periods indicted.

			Cash
			Dividend
	High	Low	Declared
2005
First Quarter	$35.07	$31.14	$0.125
Second Quarter	$34.81	$28.75	$0.188
Third Quarter	$34.26	$30.31	$0.188
Fourth Quarter	$33.44	$29.60	$1.563
2006
First Quarter	$32.84	$27.82	$0.188
Second Quarter	$31.54	$27.34	$0.188
Third Quarter	$31.64	$27.17	$0.188
Fourth Quarter	$35.88	$28.83	$0.188
2007
First Quarter	$37.55	$34.54	$0.188
Second Quarter (through April 23, 2007)	$37.09	$34.84	—
          On October 24, 2006 which was the trading day immediately prior to the date on which we announced that our board of directors was exploring possible strategic alternatives for the Company to enhance shareholder value, our common stock closed at $32.20 per share. On November 15, 2006, which was the last trading day before we announced that our board of directors had approved the original merger agreement, our common stock closed at $34.12 per share. On April 17, 2007, which was the last trading day before we announced that our board of directors had approved the amendment to the original merger agreement, our common stock closed at $36.72. On April 23, 2007, which was the last trading day before the date of this supplement, our common stock closed at

$35.93 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.
          As of April 23, 2007, there were 493,087,136 shares of our common stock outstanding held by approximately 3,264 holders of record.
UPDATE TO SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The table below sets forth information concerning the beneficial ownership of Company common stock as of April 23, 2007, for each member of the Company’s board of directors, each of the Company’s named executive officers, the Company’s directors and executive officers as a group and each person known to the Company to own beneficially more than 5% of the outstanding Company common stock. At the close of business on April 23, 2007, there were 493,902,969 shares of Company common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.
          Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. We obtained the information presented below for shareholders other than executive officers and directors from Form 13Fs, Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of the dates indicated in the Form 13Fs, Schedule 13Gs or amendments thereto.

	Amount and
	Nature of		Percent
	Beneficial		of
Name	Ownership (1)		Class
Alan D. Feld	77,361	(2)	*
Perry J. Lewis	192,971	(3)	*
L. Lowry Mays	31,563,419	(4)	6.3%
Mark P. Mays	2,366,281	(5)	*
Randall T. Mays	1,976,059	(6)	*
B. J. McCombs	4,816,669	(7)	1.0%
Phyllis B. Riggins	17,241	(8)	*
Theodore H. Strauss	217,307	(9)	*
J. C. Watts	21,224	(10)	*
John H. Williams	64,667	(11)	*
John B. Zachry	4,500	(12)	*
John E. Hogan	403,440	(13)	*
Paul J. Meyer	21,874	(14)	*
FMR Corp (15)	48,216,851		9.7%
Highfields Capital Management LP (16)	24,854,400		5.0%
All Directors and Executive Officers as a Group (16 persons)	41,835,548	(17)	7.7%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise, has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days. Unless otherwise indicated, the number of shares shown includes outstanding shares of common stock owned as of November 30, 2006 by the person indicated and shares underlying options owned by such person on November 30, 2006 that are exercisable within 60 days of that date.

(2)	Includes 58,407 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(3)	Includes 125,314 shares subject to options held by Mr. Lewis, 39,953 of which are held in a margin account. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(4)	Includes 2,890,866 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 26,801,698 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 1,532,120 shares held by the Mays Family Foundation and 100,874 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority. Mr. L. Mays’ address is c/o the Company, 200 East Basse Road, San Antonio, Texas 78209.

(5)	Includes 757,243 shares subject to options held by Mr. M. Mays, 343,573 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd. Also includes 6,727 shares and 1,054 shares, which represent shares in LLM Partners.

(6)	Includes 757,243 shares subject to options held by Mr. R. Mays, 359,517 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 619,761 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd. Also includes 4,484 shares and 1,054 shares, which represent shares in LLM Partners.

(7)	Includes 53,586 shares subject to options held by Mr. McCombs and 4,763,083 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(8)	Includes 6,266 shares subject to options held by Ms. Riggins.

(9)	Includes 58,407 shares subject to options held by Mr. Strauss, and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(10)	Includes 14,099 shares subject to options held by Mr. Watts.

(11)	Includes 45,953 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(12)	Includes 4,500 shares subject to options held by Mr. Zachry.

(13)	Includes 295,062 shares subject to options held by Mr. Hogan.

(14)	Includes 261,365 shares subject to options held by Mr. Meyer.

(15)	Address: 1585 Broadway, New York, New York 10036.

(16)	Address: John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116

(17)	Includes 5,163,837 shares subject to options held by such persons, 600,575 shares held by trusts of which such persons are trustees, but not beneficiaries, 26,801,698 shares held by the LLM Partners Ltd, 1,022,293 shares held by the MPM Partners, Ltd., 619,761 shares held by the RTM Partners, Ltd, 4,763,083 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,532,120 shares held by the Mays Family Foundation and 100,874 shares held by the Clear Channel Foundation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
          The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
          Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
          Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:
20 Broad Street
New York, NY 10005
          Any person, including any beneficial owner, to whom this supplement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing to Innisfree M&A Incorporated at 501 Madison Avenue, 20th Floor, New York, NY 10022, or by calling toll-free at (877) 456-3427.
          The SEC allows us to “incorporate by reference” into this supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement and prior to the date of the special meeting.
          You may request a copy of these filings, at no cost, by writing or calling Clear Channel at the following address or telephone number: Investor Relations Department, Clear Channel Communications, Inc., 210-832-3315. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.
          No persons have been authorized to give any information or to make any representations other than those contained in this supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This supplement is dated April 24, 2007. You should not assume that the information contained in this supplement is accurate as of any date other than that date, and the mailing of this supplement to shareholders shall not create any implication to the contrary.

ANNEX A
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
          This Amendment No. 1 (the “Amendment”), dated as of April 18, 2007, to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”), B Triple Crown Finco, LLC, a Delaware limited liability company, T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Parents”), and Clear Channel Communications, Inc., a Texas corporation (the “Company”).
RECITALS
          WHEREAS, Section 8.03 of the Agreement permits the parties, by action by or on behalf of their respective board of directors, to amend the Agreement by an instrument in writing signed on behalf of each of parties; and
          WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
STATEMENT OF AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
          Section 1.01. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement” or similar references shall refer to November 16, 2006.
ARTICLE 2
AMENDMENT TO AGREEMENT
          Section 2.01. Amendment to Section 3.01(b) of the Agreement. Section 3.01(b) of the Agreement is amended by deleting “$37.60” and replacing such amount with “$39.00.” All references in the Agreement to the “Merger Consideration” shall refer to “$39.00 plus the Additional Per Share Consideration, if any, in cash, without interest.
          Section 2.02. Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Mergerco and the Parents as follows:
                    (a) Authority Relative to Amendment. The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Mergerco and the Parents, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).
                    (b) Additional Representations. Each of the representations and warranties contained in Sections 4.04(b)(ii) and (iii) is true and accurate as if made anew as of the date of this Amendment.
                    (c) Opinion of Financial Advisors. The Board of Directors of the Company has received an oral opinion of Goldman Sachs & Co. to the effect that, after giving effect to this Amendment, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration as provided in Section 3.01(b) of the Agreement payable to each holder of outstanding shares of Company Common Stock (other than shares cancelled pursuant to Section 3.01(b) of the Agreement, shares held by affiliates of the Company, Dissenting Shares and the Rollover Shares), in the aggregate, is fair to the holders of the Company Common Stock from a financial point of view. The Company shall deliver an executed copy of the written opinion received from Goldman Sachs & Co. to the Parents promptly upon receipt thereof.
          Section 2.03. Additional Representations and Warranties of Parents and Mergerco. The Parents and Mergerco hereby jointly and severally represent and warrant to the Company as follows:
               (a) Authority Relative to Amendment. The Parents and Mergerco have all necessary power and authority to execute and deliver this Amendment, to perform their respective obligations hereunder. The execution and delivery of this Amendment by the Parents and Mergerco have been duly and validly authorized by all necessary limited liability company action on the part of the Parents and all corporate action of Mergerco, and no other corporate proceedings on the part of the Parents or Mergerco are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by the Parents and Mergerco and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of the Parents and Mergerco, enforceable against the Parents and Mergerco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
          Section 2.04. Amendment to Section 5.07 of the Agreement. Section 5.07 (a) is amended and restated in its entirety to read as follows:
          “(a) Parents have provided to the Company true, complete and correct copies, as of the date of this Amendment, of the executed commitment letters from the parties identified in a separate letter (the “Amendment Disclosure Letter”) delivered to the Company, which commitment letters are dated as of the date of this Amendment (as the same may be amended, modified, supplemented, restated, superseded and replaced in accordance with Section 6.13(a), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Parents have provided to the Company true, complete and correct copies, as of the date of this Amendment, of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) pursuant to which the investors listed in the Amendment Disclosure Letter (the “Investors”) have committed to invest the cash amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).”
Each of the representations and warranties contained in Section 5.07(b) is true and accurate as if made anew as of the date of this Amendment.
          Section 2.05. Amendment to Section 6.01 of the Agreement. Section 6.01(f) (iv) (z) is amended by deleting the words, “date hereof” and replacing them with the words, “date of the Amendment.”

          Section 2.06. Amendment to Section 6.03 of the Agreement. The following paragraph shall be added to the Agreement as Section 6.03(e):
          “(e) Within five (5) business days following the date of this Amendment the Company shall prepare and shall cause to be filed with the SEC a proxy supplement in accordance with the provisions of Section 6.03(a) relating to the meeting of the Company’s shareholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s shareholders approve and adopt this Agreement. If required, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC, if required after the date of this Amendment, as soon as reasonably practicable after it is filed with the SEC. If the SEC requires the Company to re-mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting, then within five (5) days after the Proxy supplement prepared in accordance with Section 6.03(b) has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting.
          Section 2.07. Amendments to Section 6.04 of the Agreement. Subject to any actions taken by the SEC, as contemplated by Section 2.05 above, the Shareholders Meeting referred to in Section 6.04 of the Agreement shall be postponed, convened and held on May 8, 2007.
          Section 2.08. Amendment to Section 8.02 of the Agreement. Section 8.02(c) of the Agreement shall be renumbered as Section 8.02(d) and all cross references to such Section shall be renumbered accordingly. The following paragraph shall be added to the Agreement as Section 8.02(c):
          “(c) If this Agreement is terminated pursuant to Section 8.01(c), Section 8.01(d) or Section 8.01(g) and within twelve (12) months after such termination of this Agreement (i) the Company or any of its subsidiaries consummates, (ii) the Company or any of its subsidiaries enters into a definitive agreement with respect to, or (iii) one or more Contacted Parties or a Qualified Group commences a tender offer with respect to, and, in the case of each of clause (ii) and (iii) above, subsequently consummates (whether during or after such twelve (12) month period), any Contacted Party Proposal then the Company shall pay to the Parents a fee of $200,000,000 in cash; provided, however, if this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(g), no such fee shall be payable under this Section 8.02(c) if a Company Termination Fee is payable pursuant to Section 8.02(a) hereof. In the event the fee provided for in this Section 8.02(c) is required to be paid, such payment will be made by wire transfer of immediately available funds to an account designated by Parents promptly following the closing of the transactions contemplated by such Contacted Party Proposal. For purposes of clarification, the fee payable pursuant to this Section 8.02(c) is in addition to any reimbursement of expenses provided for in Section 8.02(a) above.”
          Section 2.09. Amendment to Appendix A.
                    (a) The definition of “Additional Per Share Merger Consideration” is amended by deleting “$37.60” and replacing such amount with “$39.00.”
                    (b) The following definition of “Contacted Parties” is added to Appendix A immediately following the definition of “Confidentiality Agreement”:
          “Contacted Parties” shall mean and include (i) each Person that is referred to in the Proxy Statement as having been contacted during the auction process or that were contacted in accordance with Section 6.07(a) of the Agreement during the period commencing on November 16, 2006 and ending on December 7, 2006 and (ii) any Affiliate of the parties referred to in clause (i). Within two business days of the date of this Amendment, the Company will provide to Parents a true and accurate list of the Contacted Parties referred to in clause (i).”

                    (c) The following definition of “Contacted Parties Proposal” is added to Appendix A immediately following the definition of “Contacted Parties”:
          “Contacted Parties Proposal” shall mean: (i) any transaction in which one or more of the Contacted Parties, either acting alone or as a “group” (as defined in Section 13(d) of the Exchange Act) acting in concert, which “group” does not include any of the Parents, Mergerco or their respective Affiliates (a “Qualified Group”), directly or indirectly acquires or purchases, in any single transaction or series of related transactions, more than 50% of the fair market value of the assets, issued and outstanding Company Common Stock or other ownership interests of the Company and its consolidated subsidiaries, taken as a whole, or to which 50% or more of the Company’s and its subsidiaries net revenues or earnings on a consolidated basis are attributable (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consumated would result in one or more of the Contacted Parties or a Qualified Group acting in concert acquiring assets, securities or businesses in the minimum percentage described in clause (i) above or (iii) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any Contacted Party or Qualified Group acting in concert would acquire assets, securities or businesses in the minimum percentage described in clause (i) above. For clarification purposes, a spin-off, recapitalization, stock repurchase program or other transaction effected by the Company or any of its subsidiaries will not constitute a Contacted Parties Proposal unless, as a result of such transaction, a Contacted Party or Qualified Group acting in concert acquires the assets, securities or business described in clause (i) above.
ARTICLE 3
MISCELLANEOUS
          Section 3.01. No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.
          Section 3.02. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as amended hereby.
          Section 3.03. Governing Law. This Amendment, and all claims or cause of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule.
          Section 3.04. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and same agreement.
[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Mergerco, the Parents, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGERCO:

BT TRIPLE CROWN MERGER CO., INC.

By:	/s/ Scott Sperling

Name:	Scott Sperling
Title:	Co-President

PARENTS:

B TRIPLE CROWN FINCO, LLC

By:	/s/ John Connaughton

Name:	John Connaughton
Title:	Managing Director

T TRIPLE CROWN FINCO, LLC

By:	/s/ Scott Sperling

Name:	Scott Sperling
Title:	Co-President

COMPANY:

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Mark P. Mays

Name:	Mark P. Mays
Title:	Chief Executive Officer

ANNEX B
OPINION OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
April 18, 2007
Board of Directors
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209
Madame and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (collectively, the “Shares”), of Clear Channel Communications, Inc. (the “Company”), other than the Rollover Shares (as defined in the Agreement (as defined below)), of the $39.00 per Share in cash (the “Merger Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among BT Triple Crown Merger Co., Inc., an affiliate of Bain Capital, LLC (“Bain”) and Thomas H. Lee Partners, L.P. (“THLee” and, together with Bain, the “Investors”), B Triple Crown Finco, LLC, an affiliate of Bain, T Triple Crown Finco, LLC, an affiliate of THLee, and the Company, as amended by Amendment No. 1 thereto, dated as of April 18, 2007 (the “Agreement”). We understand that under the Agreement, if the Effective Time (as defined in the Agreement) occurs after January 1, 2008, the Merger Consideration will be increased by the Additional Per Share Merger Consideration (as defined in the Agreement).
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also have provided and are currently providing certain investment banking services to the Company, including having acted as global coordinator and senior bookrunning manager in connection with the initial public offering of 35,000,000 shares of Class A common stock, par value $0.01 per share (the “Outdoor Class A Common Stock”), of Clear Channel Outdoor Holdings, Inc., a subsidiary of the Company (“Outdoor”), in November 2005, as financial advisor to the Company in connection with the spin-off of Live Nation, Inc., a former subsidiary of the Company, in December 2005 and as financial advisor to the Company in connection with potential sales of the Company’s television assets. In addition, at the request of the Board of Directors of the Company, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., made available a financing package to the Investors in connection with a potential transaction.
We have provided and are currently providing certain investment banking services to THLee and its affiliates and portfolio companies, including having acted as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of THLee, in connection with its sale in December 2006, as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount $5,000,000,000) in connection with the acquisition of Aramark Corporation by THLee acting together with a consortium of private equity companies and management in January 2007 and as joint lead arranger and joint bookrunner in connection with senior secured credit facilities (aggregate principal amount $1,600,000,000) of Spectrum Brands, Inc., a portfolio company of THLee in April 2007. We have provided and are currently providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain (“Brenntag”), in January 2006, as co-financial advisor to Brenntag in connection with its sale in September 2006 and as financial advisor to Houghton Mifflin Holding Company, Inc., a former portfolio company of Bain, in connection with its sale in December 2006.

B-1

We also may provide investment banking services to the Company and its affiliates and each of the Investors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Investors and their respective affiliates and portfolio companies, actively trade the debt and equity securities (or related derivative securities) of the Company and the respective affiliates and portfolio companies of each of the Investors for their own account and for the accounts of their customers and at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with each of the Investors and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of each of the Investors.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2006 and for Outdoor for the two years ended December 31, 2006; Outdoor’s Registration Statement on Form S-1, including the prospectus contained therein, dated November 10, 2005, relating to the Outdoor Class A Common Stock; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Outdoor; certain other communications from the Company and Outdoor to their respective shareholders; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company, which included certain assessments with respect to the likelihood of achieving such forecasts for the Company and financial analyses and forecasts for Outdoor. We also have held discussions with members of the senior managements of the Company and Outdoor regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Outdoor. In addition, we have reviewed the reported price and trading activity for the Shares and Outdoor Class A Common Stock, compared certain financial and stock market information for the Company and Outdoor with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the broadcasting and outdoor advertising industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Outdoor or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than the Rollover Shares) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

CLEAR CHANNEL COMMUNICATIONS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Special Meeting
of Shareholders to be held on May 8, 2007
     The undersigned hereby appoints L. Lowry Mays, Mark P. Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Special Meeting of Shareholders of said Company to be held in San Antonio, Texas on May 8, 2007, at 9:00 a.m., local time, or at any adjournments thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.
     The undersigned acknowledges receipt of notice of said meeting and the Proxy Statement, and the supplements to the proxy statement dated March 28, 2007 and April 24, 2007, respectively, and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
     Please note that if you fail to return a valid proxy card and do not vote in person at the special meeting, and there is a quorum present, your shares will be counted as a vote AGAINST the adoption of the Merger Agreement.
(Continued and to be dated and signed on the reverse side.)

     Your shares will be voted as specified below. If no specification is made for a proposal and this proxy card is validly executed and returned your shares will be voted “FOR” such proposal.
1. Approval and adoption of the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC, as amended by that certain Amendment No. 1, dated April 18, 2007, by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and Clear Channel Communications, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the approval and adoption of the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC as amended by that certain Amendment No. 1, dated April 18, 2007, by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and Clear Channel Communications, Inc.
2. Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger, dated November 16, 2006, by and among Clear Channel Communications, Inc., BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC., as amended by that certain Amendment No. 1, dated April 18, 2007, by and among BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and Clear Channel Communications, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger.
3. In the discretion of the proxy holders, on any other matter that may properly come before the special meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐
     Please note that if you fail to return a valid proxy card and do not vote in person at the special meeting, and there is a quorum present, your shares will be counted as a vote AGAINST the adoption of the Agreement and Plan of Merger.
Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.
Dated:                     , 2007
Shareholder’s signature
(Print Name)
Shareholder’s signature if stock held jointly
(Print Name)
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
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